SPECIAL MEETINGS OF SHAREHOLDERS, MARCH 7, 2008

Special Meetings of Shareholders of the Enterprise Mergers and Acquisitions Fund, a series of the 787 Fund, Inc. (the "Fund"), adjourned on February 27, 2008, were held on March 7, 2008, at the offices of AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104.
As of December 10, 2007, the record date, outstanding shares of the Fund and the shares of the
Fund present at the meetings in person or by proxy were as follows:

Outstanding Shares
as of December 10, 2007
------------------------------
Class A – 27,267,811
Class B – 3,665,315
Class C – 13,216,802
Class Y – 7,498,901
------------------------------
Total:  51,648,829

Shares represented at New Advisory Agreement meeting:  26,864,771.942

Shared represented at the Election of Directors meeting:  46,060,569.030

Holders of a majority of the outstanding shares of the Fund were present at each meeting and, therefore, a quorum for the Fund was present at each meeting. The purpose of the meetings was to consider and act upon the following proposals:

* Approval of a New Investment Advisory Agreement between the Fund and Gabelli
Funds, LLC.

* Approval of a new Board of Directors.

The tabulation of the shareholder votes rendered the following results:

New Advisory Agreement proposal

For                Withhold   Abstain
------------------       -------------   --------------
19,645,455.509                 952,162.729  695,657.704

Uninstructed
----------------
5,571,496.000

Election of Directors proposal

                                          For               Withhold
                                     -----------------        -------------
Regina Pitaro               45,030,308.132         1,030,260.898

Anthony J. Colavita              45,033,986.132         1,026,582.898

James P. Conn               45,056,817.132         1,003,751.898

Vincent D. Enright              45,051,975.836         1,008,593.194

Arthur V. Ferrara              45,040,286.132         1,020,282.898

Salvatore J. Zizza              45,043,874.132         1,016,694.898

Each proposal was approved by the shareholders of the Fund.